Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Receives Up To $18.6 Million Purchase Order from IQE

Purchase Order Affirms AXT’s Position as an Industry Leader in the Supply of Large Diameter Gallium Arsenide Substrates

FREMONT, Calif., Dec. 18, 2007 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, announced today that it has been awarded a production order from IQE plc (London AIM: IQE) for semi-insulating gallium arsenide (GaAs) substrates for IQE’s 2008 worldwide substrate requirements. This agreement is valued at approximately $15.1 million, with an option to purchase an additional $3.5 million of substrates.  All substrates ordered under this contract are to be shipped by the end of 2008.  The substrates ordered by IQE are primarily 6-inch semi-insulating GaAs.

IQE is a leading global supplier of advanced semiconductor wafers with products that cover a diverse range of applications, supported by an innovative outsourced foundry services portfolio that allows the Group to provide a ‘one stop shop’ for the wafer needs of the world’s leading semiconductor manufacturers.

“AXT is well positioned to be able to accommodate IQE’s increasing demand, particularly in larger diameter gallium arsenide substrates,” said Drew Nelson, president and chief executive officer of IQE. “Its expansive manufacturing capacity, unique raw material capability and broad product portfolio make it an ideal partner to support our strong growth plans for 2008.”

“As a result of close collaboration on qualifying on various wireless related requirements, we are very pleased to have been chosen as a major supplier to IQE,” said Phil Yin, chairman and chief executive officer.  “This agreement recognizes our unique capability to scale our manufacturing in order to meet the needs of our customers and underscores our success in providing a consistently high-quality product, backed by superior engineering support and customer care.”

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s

4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

AXT, Inc. Receives Up To $18.6 Million Purchase Order from IQE

Dec. 18, 2007

substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

About IQE plc

IQE is the leading global supplier of advanced semiconductor wafers with products that cover a diverse range of applications, supported by an innovative outsourced foundry services portfolio that allows the Group to provide a ‘one stop shop’ for the wafer needs of the world’s leading semiconductor manufacturers.

IQE uses advanced crystal growth technology (epitaxy) to manufacture and supply bespoke semiconductor wafers (‘epi-wafers’) to the major chip manufacturing companies, who then use these wafers to make the chips which form the key components of virtually all high technology systems. IQE is unique in being able to supply wafers using all of the leading crystal growth technology platforms.

IQE’s products are found in many leading-edge consumer, communication, computing and industrial applications, including a complete range of wafer products for the wireless industry, such as mobile handsets and wireless infrastructure, Wi-Fi, WiMAX, base stations, GPS, and satellite communications; optical communications, optical storage (CD, DVD), laser optical mouse, laser printers & photocopiers, thermal imagers, leading-edge medical products, barcode, high efficiency LEDs and a variety of advanced silicon based systems.

The manufacturers of these chips are increasingly seeking to outsource wafer production to specialist foundries such as IQE in order to reduce overall wafer costs and accelerate time to market.

IQE also provides bespoke R&D services to deliver customized materials for specific applications and offers specialist technical staff to manufacture to specification either at its own facilities or on the customer’s own sites. The Group is also able to leverage its global purchasing volumes to reduce the cost of raw materials. In this way IQE’s outsourced services, provide compelling benefits in terms of flexibility and predictability of cost, thereby significantly reducing operating risk.

IQE operates six manufacturing facilities located in Cardiff (two) and Milton Keynes in the UK; in Bethlehem, Pennsylvania and Somerset, New Jersey in the USA; and Singapore. The Group also has 11 sales offices located in major economic centers worldwide.

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